May 17, 2012

President’s Report

FHLBNY Declares a 4.50% Dividend for the First Quarter of 2012

I am pleased to announce that, on May 17, 2012, the Board of Directors of the Federal Home Loan Bank of New York approved a dividend rate for the first quarter of 2012 of 4.50% (annualized). The Bank’s dividend rate for the fourth quarter of 2011 was 5.00%. The dollar amount of the first quarter of 2012 dividend will be approximately $50.4 million. The cash dividend will be distributed on May 18, 2012.

We have remained focused on our core mission of providing advances to our members when you need them to support responsible mortgage financing and promote a competitive lending environment. This focus on being an advances bank has allowed us to continue to perform well and to provide our members with a stable and reliable dividend.

The dividend reflects the Bank’s low-risk profile and conservative business strategy, and is also reflective of the continuation of a low interest rate environment and potential future economic and market uncertainties. The payout represents approximately 62 percent of available GAAP net income for the quarter (after setting aside restricted retained earnings); the remainder of net income will be put towards retained earnings. We will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. After the dividend payment, as of March 31, 2012, unrestricted retained earnings will be approximately $696 million, and restricted retained earnings will be $44 million.

To allow sufficient time to finalize financial results each quarter, please note that the Bank’s Board intends to continue to vote on dividend declarations at least six weeks after the close of the calendar quarter.

The FHLBNY filed its Form 10-Q for the first quarter of 2012 with the U.S. Securities and Exchange Commission on May 11, 2012. The document is available at the “EDGAR” portion of the SEC website at www.sec.gov.

Sincerely,
Alfred A. DelliBovi
President and CEO

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.